Exhibit 21.1

RENEWABLE ENERGY GROUP, INC. SUBSIDIARIES

REG Biofuels, LLC	Iowa
REG Marketing & Logistics Group, LLC	Iowa
REG Services Group, LLC	Iowa
REG Energy Services, LLC	Iowa
REG Capital, LLC	Iowa
REG Synthetic Fuels, LLC	Iowa
REG Life Sciences, LLC	Iowa
REG Canada Holdings Inc.	British Columbia
REG European Holdings B.V.	Netherlands
REG Construction & Technology Group, LLC	Iowa
REG Ventures, LLC	Iowa
REG Venture Services, LLC	Iowa
REG Real Estate Holdings, LLC	Iowa
REG Ralston, LLC	Iowa
REG Ames, LLC	Iowa
REG Houston, LLC	Texas
REG Danville, LLC	Delaware
REG Albert Lea, LLC	Iowa
REG Newton, LLC	Iowa
REG Seneca, LLC	Iowa
REG New Orleans, LLC	Iowa
REG New Boston, LLC	Iowa
REG Mason City, LLC	Iowa
REG Emporia, LLC	Iowa
REG Clovis, LLC	Iowa
REG Atlanta, LLC	Iowa
REG Okeechobee, LLC	Iowa
REG Geismar, LLC	Delaware
REG Grays Harbor, LLC	Washington
REG Processing Systems, LLC	Iowa
REG Chemicals, LLC	Iowa
REG Feedstock, LLC	Iowa